Exhibit 10.18
ADDENDUM TO EXECUTIVE RETENTION AND SEVERANCE AGREEMENTS
RELATING TO SECTION 409A OF THE INTERNAL REVENUE CODE
     Introduction
     Deluxe Corporation, a Minnesota corporation (the “Company”) and the executive named below (the “Executive”) are parties to an Executive Retention Agreement (the “Retention Agreement”) dated                     , 200   .
     The Compensation Committee of the Company has approved this Addendum to each of the Retention Agreements for the purpose of insuring that the benefits provided under the Retention Agreement will be paid in a manner that complies with Section 409A of the Internal Revenue Code and the IRS regulations thereunder (“Section 409A”). If this Addendum is accepted by the Executive, it shall become part of the Retention Agreement. Acceptance of the Addendum is completely voluntary on the part of each Executive, and an Executive’s failure to accept the Addendum will not in any way affect his rights under the Retention Agreement. However, an Executive who fails to accept the Addendum by December 31, 2008, may be subject to tax penalties under Section 409A, for which the Company will have no responsibility.
     If the Company and the Executive are parties to more than one Executive Retention Agreement, this Addendum, if accepted by the Executive, shall apply to each such Executive Retention Agreement. In addition, if the Company and the Executive are parties to either an employment agreement or a letter agreement (a “Severance Agreement”) providing for the payment of severance to the Executive if the Executive’s employment is terminated under certain circumstances prior to the Effective Date as defined in the Retention Agreement, certain provisions of this Addendum shall also apply to the Severance Agreement.
     The Company and the Executive agree that the payment of the benefits provided in the Retention Agreement shall be governed by the following rules:
     1. If the Executive wishes to elect to defer the receipt of any Annual Incentive Payment pursuant to the last sentence of Section III.B.2, such election shall be made prior to the beginning of the fiscal year for the Annual Incentive Payment in accordance with the Deluxe Corporation Deferred Compensation Plan (2008 Restatement) (the “Deferred Compensation Plan”), and such deferral election shall be otherwise governed by the terms of the Deferred Compensation Plan.
     2. Any reimbursement of medical expenses (including dental, prescription, vision, or similar expenses) incurred by the Executive or his dependents pursuant to continued coverage of the Executive after the Date of Termination pursuant to Section V.A.2, V.B. or V.C shall be paid to the Executive or dependent not later than the end of the year following the year in which such expense is incurred. This provision is intended to establish the latest possible date for payment as required by Section 409A, and shall not be interpreted to justify delaying any reimbursement beyond the date it would normally have been paid.

     3. If there is a dispute concerning the reason for a termination of employment pursuant to Section IV. F. the following rules shall apply:
     (a) The Executive shall take prompt and reasonable, good faith efforts to collect the amount of benefits that the Executive claims under the Retention Agreement. The Executive shall accept any partial payment offered by the Company, but only if such payment may be accepted without prejudicing the Executive’s claim to the balance of the amount claimed. The Executive shall commence appropriate action to collect the amount claimed not later than 180 days after the date the notice is given that a dispute exists. The failure of the Executive to take any such enforcement action shall not prejudice the Executive’s right to the benefits claimed under the Retention Agreement, but may result in adverse tax consequences for the Executive pursuant to Section 409A.
     (b) Any benefit the payment of which was delayed beyond the date on which it would otherwise have been paid because of the dispute shall be paid not later than the last day of the year in which the dispute is resolved (or such earlier date as may be specified in the agreement or judgment resolving the dispute.
     (c) Each payment of compensation paid to the Executive during the dispute pursuant to Section IV.G shall be treated as a separate payment for all purposes of Section 409A.
     4. Any Gross-Up Payment to which the Executive is entitled pursuant to Section VIII shall be paid to the Executive not later than the end of the year following the year in which the Executive pays the Excise Tax upon which the Gross-Up Payment is based. This provision is intended to establish the latest possible date for payment as required by Section 409A, and shall not be interpreted to justify delaying any Gross-Up Payment beyond the date it would normally have been paid.
     5. If the Executive is also party to a Severance Agreement, the following provisions shall apply:
     (a) Each payment of severance pursuant to the Severance Agreement shall be treated as a separate payment for all purposes of Section 409A.
     (b) All severance payable under the Severance Agreement shall in any event be paid not later than the end of the second year following the year in which the Executive’s employment is terminated. This provision is intended to establish the latest possible date for payment as required by Section 409A, and shall not be interpreted to justify delaying any payment of severance beyond the date it would normally have been paid.
     (c) Any separation and release agreement referred to in the Severance Agreement must be signed early enough so that the seven day revocation period after the Executive signs the agreement and release will expire prior to March 15 of the year following the year that includes the Termination Date. The Company will furnish the agreement and release to the Executive so that the Executive has sufficient time to consider and sign the agreement and release. Upon the expiration of the revocation period without rescission of the agreement or the release by the Executive, any payments that would have previously been paid during those periods under the

Company’s payroll schedule shall be paid to the Executive in a lump sum, and all subsequent payments shall be made in accordance with the normal payroll schedule.
     (d) If any portion of the severance the Executive becomes entitled to receive under the Retention Agreement constitutes a substitute, within the meaning of Section 409A, for payments the Executive would have been entitled to receive under the Severance Agreement which constitute a form of deferred compensation subject to Section 409A, and if the Executive’s Termination of Employment does not occur within two years following a transaction that constitutes a “change in control event” as defined in Section 409A, such portion shall be paid at the same time and in the same manner as provided in the Severance Agreement.
     6. If the Executive is a Key Employee at the time of his Termination of Employment, each of the amounts listed below that would otherwise have been paid within six months following his Termination of Employment shall instead be paid on the first business day following the day that is six months after his Termination of Employment. For purposes of this Addendum, the terms “Termination of Employment” and “Key Employee” shall have the same meaning as in the Deferred Compensation Plan.
     (a) Any “Other Benefits” payable pursuant to Section V.A.5, and any welfare benefits payable pursuant to Section V.A.2 that are neither medical benefits nor a form of disability pay nor death benefit as defined in Section 409A, but only to the extent that the total value of all such benefits exceeds $5,000.
     (b) Any continued payments of compensation payable during a dispute pursuant to Section IV.G, or any payments of severance pursuant to the Severance Agreement, but only if such payments are payable after March 15 of the year following the year that includes the Date of Termination, and only to the extent that the total value of all such payments paid after such date exceeds two times the lesser of the Executive’s base salary on the last day of the year preceding the year that includes the Date of Termination or the compensation limit under Section 401(a)(17) of the Code for the year that includes the Date of Termination.
     (c) Any Gross-Up Payment to which the Executive is entitled pursuant to Section VIII, if the Gross-Up Payment would not have been payable if the Executive had not had a Termination of Employment.
     (d) Any other amount if the Committee determines in good faith that such deferral of payment is required by Section 409A.
     7. Any taxable benefit payable under the Retention Agreement for which no other time of payment is specified shall be paid not later than the last day of the year in which the Executive’s right to such payment is fixed and determinable, or, if such benefit constitutes a right to reimbursement, the last day of the year following the year in which the reimbursable expense in incurred. Except for medical expenses, any limit on the Executive’s right to receive taxable reimbursement payments or in-kind benefits in any year shall not be affected by the amount of payments or benefits received in any other year.
     8. The purpose of this Addendum is solely to establish the time and form of payment of certain benefits otherwise payable under the Retention Agreement in the manner required by

Section 409A. Nothing in this Addendum shall be interpreted to either reduce or increase the amount of benefits to which the Executive is entitled. The Committee shall to the maximum extent permitted by law interpret the Agreement, and make all benefit payments, in a manner that satisfies the requirements of Section 409A.
     The undersigned Executive hereby voluntarily accepts the terms of this Addendum, which upon such acceptance shall form part of the Retention Agreement (and Severance Agreement if applicable).

EXECUTIVE:

Name:

Dated Signed:

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